UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 13, 2020

GTY TECHNOLOGY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-37931	83-2860149
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (702) 945-2898

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	GTYH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On November 13, 2020, GTY Technology Holdings Inc., a Massachusetts corporation (the “Company”) entered into a Loan and Security Agreement by and among the Company, each of the subsidiary guarantors from time to time party thereto (each a “Guarantor”, and, collectively, the “Guarantors”), the financial institutions from time to time party thereto (each, a “Lender”, and, collectively, “Lenders”), and Acquiom Agency Services LLC, a Colorado limited liability company, as agent for the Lenders (the “Loan and Security Agreement” and the facility thereunder, the “Credit Facility”).

The Credit Facility is a senior secured term loan facility that provides for borrowing of term loans in an aggregate principal amount of $25,000,000. The Credit Facility has a maturity date of 30 months from the borrowing of the term loans. On the closing date, the Company fully drew on the Credit Facility and the current outstanding balance is $25,000,000. The Credit Facility replaces the Company's existing $12,000,000 unsecured credit facility.

Amounts outstanding, if any, under the Credit Facility bear interest from the date the term loans are first made at a rate per annum equal to the LIBO Rate plus eight percent (8%) (the “Cash Interest”). In addition to the Cash Interest, the unpaid principal balance of the Credit Facility bears additional interest at a rate equal to two percent (2%) per annum, compounded and capitalized on a monthly basis, by adding such amount to the outstanding principal balance of the Credit Facility.

The Loan and Security Agreement contains certain financial covenants based on the minimum trailing twelve month revenue, the minimum annual recurring revenue and the minimum cash balance of the Company and certain of its subsidiaries. The aggregate balance of all cash and cash equivalents of the Company and its subsidiaries, determined on a consolidated basis in accordance with GAAP, must not be (i) from the closing date through August 31, 2021, not less than $5,000,000, and (ii) at any time thereafter, not less than $7,500,000.

The Loan and Security Agreement contains various customary covenants that limit or prohibit the Company’s ability to, among other things: (i) incur or guarantee additional indebtedness; (ii) pay certain dividends on its capital stock or redeem, repurchase, retire or make distributions in respect of its capital stock or subordinated indebtedness or make certain other restricted payments; (iii) make certain loans, acquisitions, capital expenditures or investments; (iv) sell certain assets, including stock of its subsidiaries; (v) enter into certain sale and leaseback transactions; (vi) create or incur certain liens; (vii) consolidate, merge, sell, transfer or otherwise dispose of all or substantially all of its assets; (viii) enter into certain transactions with its affiliates; and (ix) engage in certain business activities. A violation of the covenants under the Loan and Security Agreement may result in default or an event of default under the Credit Facility. Upon the occurrence of an event of default under the Loan and Security Agreement, the agent, at the direction of the required lenders, could elect to declare all amounts of such indebtedness outstanding to be immediately due and payable and terminate any commitments to extend further credit.

The Loan and Security Agreement is supported by a security interest in the assets of the Company and the Guarantors party to the Loan and Security Agreement and to related guaranty agreements.

The foregoing descriptions of the Loan and Security Agreement do not purport to be complete and are qualified in their entireties by the terms of the Loan and Security Agreement, a copy of which is attached hereto as Exhibit 10.1 and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

Furnished as Exhibit 99.1 hereto is a press release, dated November 16, 2020, issued by the Company announcing the execution of a definitive loan and security agreement.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to liabilities under that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filings. The Company undertakes no obligation to publicly update or revise the information contained in this report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Loan and Security Agreement, dated as of November 13, 2020, by and among GTY Technology Holdings Inc., its wholly-owned subsidiaries as guarantors, the lenders from time to time thereto and Acquiom Agency Services LLC, as agent.
99.1	GTY Technology Holdings Inc. Press Release, dated November 16, 2020.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the inline XBRL Document).

______________________________________________

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTY TECHNOLOGY HOLDINGS INC.

	By:	/s/ John Curran
Name: John Curran
Title: Chief Financial Officer

Dated: November 16, 2020